The Board has selected Ernst & Young LLP to serve as the Trust's independent registered public accounting firm for the fiscal year ended
October 31, 2006. The decision to select
Ernst & Young LLP was recommended by the Audit
Committee and was approved by the Board on September 25, 2006. During the Trust's fiscal years ended October 31, 2005 and October 31, 2004 and through September 25, 2006, none of the Funds, their portfolios nor anyone on their behalf has consulted with Ernst & Young LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

The selection of Ernst & Young LLP does not reflect any disagreements with the Trust or the Board and the Trust's prior auditor. The decision to dismiss PricewaterhouseCoopers LLP (PWC), the
Trust's previous independent registered
public accounting firm and to select Ernst &
Young LLP was recommended by the Trust's Audit
Committee and approved by the Trust's Board of Trustees. PWC's report on the Trust's financial statements for the fiscal years ended
October 31, 2005 and October 31, 2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust's fiscal years ended
October 31, 2005 and October 31, 2004 and through
September 25, 2006, (i) there were no
disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years, and (ii) there were no reportable events of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the
Securities Exchange Act of 1934, as amended.  The
Trust has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.
A copy of such letter, dated
December 28, 2006, is filed as an Exhibit to this Form N-SAR.